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                                                               Page 1 of 7 Pages

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
             -------------------------------------------------------

                                  SCHEDULE 13G

                                 (RULE 13d-102)


             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED
                              PURSUANT TO 13d-2(b)


                              (AMENDMENT NO. 1 )


                             REDBACK NETWORKS, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                  COMMON STOCK
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    757209101
--------------------------------------------------------------------------------
                                 (CUSIP Number)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

       / /    Rule 13d-1(b)

       / /    Rule 13d-1(c)

       /X/    Rule 13d-1(d)

----------------------------
1 The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



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CUSIP NO. 757209101                   13G                     PAGE 2 OF 7 PAGES
--------------------------------------------------------------------------------
     1       NAME OF REPORTING PERSONS
             S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                   KLEINER PERKINS CAUFIELD & BYERS VIII, L.P., A CALIFORNIA LIMITED PARTNERSHIP ("KPCB VIII") 77-0431351
--------------------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*   (a) / / (b) /X/

--------------------------------------------------------------------------------
     3       SEC USE ONLY

--------------------------------------------------------------------------------
     4       CITIZENSHIP OR PLACE OF ORGANIZATION

                   CALIFORNIA LIMITED PARTNERSHIP
--------------------------------------------------------------------------------
                              5      SOLE VOTING POWER
                                                                            0
     NUMBER OF
      SHARES                 --------------------------------------------------
   BENEFICIALLY
     OWNED BY                 6      SHARED VOTING POWER
  EACH REPORTING                                                    9,357,683
   PERSON WITH
                             --------------------------------------------------
                              7      SOLE DISPOSITIVE POWER
                                                                            0

                             --------------------------------------------------
                              8      SHARED DISPOSITIVE POWER
                                                                    9,357,683

--------------------------------------------------------------------------------
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                    9,357,683
--------------------------------------------------------------------------------
    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES        / /
             CERTAIN SHARES*

--------------------------------------------------------------------------------
    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                          6.1%
--------------------------------------------------------------------------------
    12       TYPE OF REPORTING PERSON*
                                                                           PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!



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CUSIP NO. 757209101                   13G                      Page 3 of 7 Pages
--------------------------------------------------------------------------------
     1       NAME OF REPORTING PERSONS
             S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                   KPCB VIII ASSOCIATES, L.P., A CALIFORNIA LIMITED PARTNERSHIP ("KPCB VIII ASSOCIATES") 94-3240818
--------------------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a) / /(b) /X/

--------------------------------------------------------------------------------
     3       SEC USE ONLY

--------------------------------------------------------------------------------
     4       CITIZENSHIP OR PLACE OF ORGANIZATION

                   CALIFORNIA LIMITED PARTNERSHIP
--------------------------------------------------------------------------------
                              5      SOLE VOTING POWER
                                                                            0

     NUMBER OF               --------------------------------------------------
      SHARES                  6      SHARED VOTING POWER
   BENEFICIALLY
     OWNED BY                        9,899,888 shares of which 9,357,683 shares
  EACH REPORTING                     are directly held by KPCB VIII and 542,205
   PERSON WITH                       shares are directly held by KPCB VIII
                                     Founders Fund, L.P., a California limited
                                     partnership ("KPCB VIII FF"). KPCB VIII
                                     Associates is the general partner of KPCB
                                     VIII and KPCB VIII FF.
                             --------------------------------------------------

                              7      SOLE DISPOSITIVE POWER
                                                                            0
                             --------------------------------------------------
                              8      SHARED DISPOSITIVE POWER

                                     9,899,888 shares of which 9,357,683 shares
                                     are directly held by KPCB VIII and 542,205
                                     shares are directly held by KPCB VIII FF.
                                     KPCB VIII Associates is the general
                                     partner of KPCB VIII and KPCB VIII FF.
-------------------------------------------------------------------------------
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                    9,899,888
--------------------------------------------------------------------------------
    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES        / /
             CERTAIN SHARES*

--------------------------------------------------------------------------------
    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                          6.4%
--------------------------------------------------------------------------------
    12       TYPE OF REPORTING PERSON*
                                                                           PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!



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CUSIP NO. 757209101                   13G                     Page 4 of 7 Pages
--------------------------------------------------------------------------------
     1       NAME OF REPORTING PERSONS
             S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                   VINOD KHOSLA
--------------------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*  (A) / /  (B) /X/

--------------------------------------------------------------------------------
     3       SEC USE ONLY

--------------------------------------------------------------------------------
     4       CITIZENSHIP OR PLACE OF ORGANIZATION

                   UNITED STATES
--------------------------------------------------------------------------------
                              5      SOLE VOTING POWER
                                     431,552 shares of which 100,000 shares
                                     are held through vested options
     NUMBER OF                       (exercisable within 60 days).
      SHARES                 --------------------------------------------------
   BENEFICIALLY               6      SHARED VOTING POWER
     OWNED BY
  EACH REPORTING                     9,899,888 shares of which 9,357,683 shares
   PERSON WITH                       are directly held by KPCB VIII and 542,205
                                     shares are directly held by KPCB VIII FF.
                                     Mr. Khosla is a general partner of
                                     KPCB VIII Associates. Mr. Khosla
                                     disclaims beneficial ownership of the
                                     shares held directly by KPCB VIII and
                                     KPCB VIII FF.
                             --------------------------------------------------
                              7      SOLE DISPOSITIVE POWER
                                     431,552 shares of which 100,000 shares
                                     are held through vested options
                                     (exercisable within 60 days).
                             --------------------------------------------------
                              8      SHARED DISPOSITIVE POWER

                                     9,899,888 shares of which 9,357,683 shares are directly held by KPCB VIII and 542,205 shares are directly held by KPCB VIII FF. Mr. Khosla is a general partner of KPCB VIII Associates.
                                     Mr. Khosla disclaims beneficial ownership of the shares held directly by KPCB VIII and KPCB VIII FF.

-------------------------------------------------------------------------------
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                   10,231,440
-------------------------------------------------------------------------------
    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)                 / /
             EXCLUDES CERTAIN SHARES*
-------------------------------------------------------------------------------
    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                          6.6%
-------------------------------------------------------------------------------
    12       TYPE OF REPORTING PERSON*
                                                                           IN
-------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


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                                                           Page 5 of 7 Pages


     ITEM 1(a)       NAME OF ISSUER:

                     Redback Networks, Inc.

     ITEM 1(b)       ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                     1195 Borregas Avenue
                     Sunnyvale, CA 94089

   ITEM 2(a)-(c)     NAME OF PERSON FILING:

                     This statement is being filed by KPCB VIII Associates whose principal business address is 2750 Sand Hill Road, Menlo Park, California 94025. Mr. Khosla, a general partner of KPCB VIII Associates, whose principal business address is c/o Kleiner Perkins Caufield & Byers, 2750 Sand Hill Road, Menlo Park, CA 94025, is a United States citizen. KPCB VIII Associates is general partner to KPCB VIII and KPCB VIII FF.

     ITEM 2(d)       TITLE OF CLASS OF SECURITIES:

                     Common Stock

     ITEM 2(e)       CUSIP NUMBER:

                     757209101

      ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b) OR 13d-2(b), CHECK WHETHER THE PERSON FILING IS A:

                     Not Applicable

      ITEM 4.        OWNERSHIP.

                     See Items 5-11 of cover sheets hereto.

      ITEM 5.        OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

                     Not Applicable

      ITEM 6.        OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF
                     ANOTHER PERSON.

                     Under certain circumstances set forth in the limited partnership agreements of KPCB VIII and KPCB VIII FF, the general and limited partners of such entities, may have the right to receive dividends on, or the proceeds from the sale of the Shares of Redback Networks, Inc. held by such entity. No such partner's rights relate to more than five percent of the class.

      ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

                     Not Applicable

      ITEM 8.        IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

                     Not Applicable

      ITEM 9.        NOTICE OF DISSOLUTION OF GROUP.

                     Not Applicable

     ITEM 10.        CERTIFICATION.

                     Not Applicable



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                                                           Page 6 of 7 Pages

                                   SIGNATURES

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:      February 13, 2001
VINOD KHOSLA                             KPCB VIII ASSOCIATES, L.P., A
                                         CALIFORNIA LIMITED PARTNERSHIP



Signature:   /s/  Michael S. Curry       Signature:    /s/  Brook H. Byers
          ----------------------------             ----------------------------
             Michael S. Curry                          Brook H. Byers
             Attorney-in-Fact                          A General Partner

                                         KLEINER PERKINS CAUFIELD & BYERS
                                         VIII, L.P., A CALIFORNIA LIMITED
                                         PARTNERSHIP

                                         By: KPCB VIII Associates, L.P.,
                                         a California Limited Partnership,
                                         its General Partner

                                         Signature:    /s/  Brook H. Byers
                                                   ----------------------------
                                                       Brook H. Byers
                                                       A General Partner



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                                                           Page 7 of 7 Pages

                                    EXHIBIT A

                            AGREEMENT OF JOINT FILING

         The undersigned hereby agree that they are filing jointly pursuant to Rule 13d-1 of the Act the statement dated February 13, 2001, containing the information required by Schedule 13G, for the Shares of Redback Networks, Inc., held by Kleiner Perkins Caufield & Byers VIII, L.P., a California limited partnership, and with respect to the general partners, such other holdings as may be reported therein.

Date:      February 13, 2001
VINOD KHOSLA                                KPCB VIII ASSOCIATES, L.P., A
                                            CALIFORNIA LIMITED PARTNERSHIP



Signature:  /s/  Michael S. Curry           Signature:  /s/  Brook H. Byers
          --------------------------                  --------------------------
            Michael S. Curry                            Brook H. Byers
            Attorney-in-Fact                            A General Partner

                                            KLEINER PERKINS CAUFIELD & BYERS
                                            VIII, L.P., A CALIFORNIA LIMITED
                                            PARTNERSHIP

                                            By: KPCB VIII Associates, L.P.,
                                            a California Limited Partnership,
                                            its General Partner

                                            Signature:  /s/  Brook H. Byers
                                                      --------------------------
                                                        Brook H. Byers
                                                        A General Partner